                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0104 /
                                                / Expires:   December 31, 2001 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/


+--------+
| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Fine,                          N.                            Scott
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                   c/o Fine Equities, Inc. 600 Third Avenue
    ----------------------------------------------------------------------------
                                   (Street)

       New York                     NY                                10016
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             11/19/01
                                                                  --------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)


4.  Issuer Name and Ticker or Trading Symbol   Central European Distribution
                                             -----------------------------------
Corporation (CEDC)
-------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---
                    (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
    ___  Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                          (Over)
                                                                 SEC 1473 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control Number.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Scott N. Fine                               12/17/01
-------------------------------             -----------------
**Signature of Reporting Person                  Date



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)     Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
       Options(1)              3/5/00    3/4/09       Common Stock      46,100           $8.00             I       See note (1)
                                                                                                                   below
------------------------------------------------------------------------------------------------------------------------------------
       Warrants(2)             7/27/99   7/26/03      Common Stock      64,000           $8.45             I       See note (2)
                                                                                                                   below
------------------------------------------------------------------------------------------------------------------------------------
 Director Stock Options       11/19/01  11/18/11      Common Stock       1,500           $9.10             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Issued to, and held in the name of, Fine Equities, Inc. as compensation pursuant to a Consulting and Financial Agreement dated April 27, 1999. Mr Fine's wife is an owner of Fine Equities, Inc.

(2) Issued to, and held in the name of, Fine Equities, Inc. as part of the underwriters' compensation paid in connection with CEDC's initial public offering July 1998. Mr Fine's wife is an owner of Fine Equities, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Scott N. Fine                            12/17/01
-------------------------------           -----------------
**Signature of Reporting Person                 Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2